Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2008 First Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the first quarter of fiscal 2008. Net income increased 3.3% over the first quarter of 2007 and 11.7% over the fourth quarter of 2007. Net income was $1.50 million or $0.24 per basic share, for the first quarter of 2008, compared to $1.45 million or $0.24, for the first quarter of 2007, and $1.34 million or $0.22, for the fourth quarter of 2007.

For the three months ended March 31, 2008, return on average equity and return on average assets were 10.69% and 0.83%, respectively, compared to 11.54% and 0.94%, respectively, for the three months ended March 31, 2007. We increased the level of dividends paid to our shareholders from the $0.064 per share that was paid in the first quarter of 2007 to $0.08 per share paid in the first quarter of fiscal year 2008, an increase of 25%. All per share figures are adjusted for the effect of the 10% stock dividend that was paid on November 9, 2007, to shareholders of record as of October 30, 2007.

Net interest margin year-to-date annualized as of March 31, 2008 of 3.61% fell 32 basis points compared to 3.93% as of March 31, 2007. Growth in average earning assets of 17.66% over the past year produced a 9.0% increase in total interest income for the quarter ended March 31, 2008 as compared to the same respective period of 2007. The cost of funding our assets decreased 44 basis points as our year-to-date annualized cost of paying liabilities went from 4.52% as of March 31, 2007 to 4.08% as of March 31, 2008. Interest expense increased 9.0% for the first quarter ended March 31, 2008, respectively, as compared to the same respective period of 2007. Our net interest income after the provision for loan losses for the first quarter ended March 31, 2008 increased 9.0%, compared to the same period of 2007. Salaries and benefits expenses for the quarter ended March 31, 2008 were 14.1% higher than for the same respective period of 2007 due to new hires during 2007 and normal increases in wages and benefits costs. Other operating expenses increased 19.89% for first quarter ended March 31, 2008 as compared to the same period of 2007, primarily due to the increase in professional fees of 24.2% from $281,000 at March 31, 2007, to $349,000 at March 31, 2008, and facilities and equipment costs which increased 18.8% from $506,000 at March 31, 2007 to $601,000 at March 31, 2008. These increased costs primarily related to audit services and growth.

Our balance sheet growth continued in the first quarter of 2008. Total assets of $770.9 million at March 31, 2008 increased 21.04% and 8.84%, respectively, compared to $636.9 million at March 31, 2007 and $708.3 at December 31, 2007. Net loans of $559.6 million at March 31, 2008 increased 19.06% and 3.89%, respectively, compared to $470.0 million at March 31, 2007 and $538.6 at December 31, 2007. Total deposits of $557.3 million at March 31, 2008 increased 12.53% and 3.64%, respectively, from $495.3 million at March 31, 2007 and $537.8 million at December 31, 2007. Shareholders' equity was $56.8 million at March 31, 2008, an increase of 12.04% and 4.00%, respectively, over March 31, 2007 and December 31, 2007. Book value per share at March 31, 2008 was $9.12 as compared to $8.24 at March 31, 2007 and $8.86 at December 31, 2007. Shareholders' equity as a percentage of total assets was 7.37% at March 31, 2008 as compared to 7.96% at March 31, 2007 and 7.71% at December 31, 2007.

With $770.9 million in total assets as of March 31, 2008, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, and Dunn, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer